EXHIBIT 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530

Melissa Bailey, Vice President, Communications
		Media Relations	(818) 223-7590

RYLAND ANNOUNCES NEW $500 MILLION BANK CREDIT FACILITY

CALABASAS, Calif. (June 16, 2004) — The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, announced today the completion of a new $500 million unsecured revolving credit facility. The new facility, which matures in 2009, was increased from $400 million and has an accordion feature under which the aggregate commitment may be increased up to $650 million, subject to the availability of additional commitments.

     Banc One Capital Markets, Inc. acts as Lead Arranger and Sole Bookrunner for the new facility with Bank One, NA as Administrative Agent; Bank of America, N.A. and Wachovia Bank, National Association as Syndication Agents; Guaranty Bank, The Royal Bank of Scotland PLC, SunTrust Bank, and Washington Mutual Bank, FA as documentation agents; AmSouth Bank and PNC Bank, National Association as Managing Agents; and Comerica Bank, UBS Loan Finance LLC, and Manufacturers and Traders Trust Company as participants.

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 27 markets across the country and has built more than 220,000 homes and financed over 190,000 mortgages since its founding in 1967. Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.” Previous press releases may be obtained at www.ryland.com.

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